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                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   OMB Approval
FORM 4                                        WASHINGTON, D.C. 20549                         --------------------------
|_| Check this box if no                                                                     OMB Number       3235-0287
    longer subject to                                                                        Expires:   January 31,2005
    Section 16. Form 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5 obligations                                                                    Hours per response.....0.5
    may continue.
    SEE Instruction 1(b).

       Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                    Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
 Johnston        Mark            D.              Cover-All Technologies Inc. ("COVR.OB")      X  Director     X  10% Owner
-------------------------------------------- -----------------------------------------------  ---            ---
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for        Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       ---    title below) ---         below)
 c/o Cover-All Technologies Inc.                 Person (Voluntary)
 18-01 Pollitt Drive                                                      February 18, 2003  ---------------------------------------
--------------------------------------------                             ------------------- ---------------------------------------
                     (Street)                                            5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
                                                                            (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
 Fair Lawn     New Jersey     07410                                                            ---Reporting Person
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(City)       (State)          (Zip)       TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security     2.Trans-   2A.          3.Trans-   4. Securities Acquired (A)  5. Amount of     6. Owner-   7.Nature of
 (Instr. 3)               action   Deemed        action      or Disposed of (D)           Securities       ship       Indirect
                          Date     Execution     Code        (Instr. 3, 4 and 5)          Beneficially     Form:      Beneficial
                                   Date, if any  (Instr. 8)                               Owned Follow-    Direct     Owner-
                                   (Month/                                                ing Reported     (D) or     ship
                         (Month/   Day/Year)    -------------------------------------     Transaction(s)   Indirect   (Instr. 4)
                          Day/                   Code   V     Amount  (A)or   Price       (Instr. 3 and    (I)
                          Year)                                        (D)                4)               (Instr.4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (9-02)

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FORM 4 (CONTINUED)              TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                        (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

          TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- --------- ------------- ------------- -------------- -------- ---------
1.Title of       2.Conver-  3.Trans-   3A.      4.Trans-  5.Number of   6.Date Exer-  7.Title and    8.Price  9.Number
  Derivative       sion       action   Deemed     action    Derivative    cisable and   Amount of     of        of
  Security         or         Date     Execu-     Code      Securities    Expiration    Underlying    Deriv-    Deriv-
  Instr. 3)        Exercise   (Month/  tion       (Instr.   Acquired      Date          Securities    Ative     ative
                   Price of   Day/     Date, if    8)       (A)or         (Month/Day/   (Instr. 3     Secur-    Secur-
                   Deri-      Year)    any                  Disposed of   Year)         and 4)        ity       ities
                   vative              (Month/              (D)(Instr.                                (Instr    Bene-
                   Security            Day/                 3, 4 and 5)                               5)        ficially
                                       Year)                                                                    Owned
                                                 ----- --- ----- ----- ------- ------- ----- -------            at End
                                                  Code  V   (A)   (D)  Date    Expira- Title  Amount            of
                                                                       Exer-   tion           or                Month
                                                                       cisable Date           Number            (Instr.
                                                                                              of                4)
                                                                                              Shares
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Employee Stock
Option                                                                                 Common
(right to buy)     $.34      2/18/03               A       35,000        (1)   2/18/08 stock  35,000           255,000
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10.Owner-  11.Nature
  ship        of
  Form        Indirect
  of          Beneficial
  Deriv-      Ownership
  ative       (Instr.4)
  Security:
  Direct
  (D) or
  Indirect
  (I)
  (Instr.
   4)

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    D
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Explanation of Responses:

(1) The option vests in three installments, the first 34% on February 18, 2003, the second 33% on February 18, 2004, and the third 33% on February 18, 2005.

                                                                                /s/ Mark D. Johnston                  3/25/03
**Intentional misstatements or omissions of facts constitute                    -----------------------------     ------------------
  Federal Criminal Violations.                                                  **Signature of Reporting Person         Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                              Page 2
                                                                                                                     SEC 1474 (9-02)
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